Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2023 RESULTS

MILWAUKEE, Wis., March 5, 2024 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three and twelve-months ended December 31, 2023.

FOURTH QUARTER 2023 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $148.6 million, or +15.6% y/y, including organic growth of 6.1% y/y
●	Net income of $2.2 million, or $0.11 per diluted share; Non-GAAP Adjusted Diluted EPS of $0.21
●	Adjusted EBITDA of $17.7 million, including a $1.3 million negative impact from the ramp-up of production at the Hazel Park facility
●	Adjusted EBITDA margin of 11.9% of net sales, including an 85-basis point negative impact from the ramp-up of production at the Hazel Park facility
●	Estimated $5.0 million impact to net sales and a $1.6 million impact to Adjusted EBITDA related to United Auto Workers (“UAW”) labor strikes at select customers
●	Record quarterly Free Cash Flow of $19.9 million, an increase of $20.6 million y/y
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 2.1x as of Dec 31, 2023

FULL-YEAR 2023 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $588.4 million, or +9.1% y/y, including organic growth of 4.3% y/y
●	Net income of $7.8 million, or $0.38 per diluted share; non-GAAP Adjusted Diluted EPS of $0.79
●	Adjusted EBITDA of $66.1 million, including a $6.2 million negative impact from the ramp-up of production at the Hazel Park facility
●	Adjusted EBITDA margin of 11.2% of net sales, including a 105 basis point negative impact from the ramp-up of production at the Hazel Park facility
●	Free Cash Flow of $23.8 million, an increase of $29.9 million y/y

FULL-YEAR 2024 FINANCIAL GUIDANCE

●	Net sales of between $620 million and $640 million
●	Adjusted EBITDA of between $72 million and $76 million
●	Free Cash Flow of between $35 million to $45 million

MANAGEMENT COMMENTARY

“In 2023, we demonstrated significant progress on our multi-year business transformation journey, while leveraging our position as the market leading U.S. based vertically integrated provider of best-in-class design, engineering, and fabrications solutions,” stated Jag Reddy, President and Chief Executive Officer.  “Last year, we sharpened our commercial focus, expanding within higher-value market adjacencies, while improving our operational discipline through increased automation and process efficiencies.  We introduced a balanced capital allocation strategy, investing in innovation and inorganic growth, while returning capital to shareholders through opportunistic open market share repurchases.”

“Following the recent acquisition of Mid-States Aluminum (“MSA”), MEC is uniquely positioned to capitalize on rising multi-sector demand for lightweight materials fabrication capabilities,” continued Reddy. “MSA positions us to grow our share-of-wallet with existing customers as they make investments in energy transition-related technologies, including those that support fleet electrification and infrastructure. Importantly, customer interest in our expanded capabilities has been strong with a quickly growing pipeline of lightweight materials fabrication bidding activity currently underway. We continue to expect that we will deliver at least $20 million of annual synergies resulting from the MSA acquisition by year-end 2026.”

“Our fourth quarter performance was a solid finish to the year,” noted Reddy. “We delivered organic net sales growth of more than 6% in the fourth quarter, while our Adjusted EBITDA margins finished the year at nearly 12%.

“In 2024, we anticipate that a combination of share gains, enhanced productivity, a higher-value sales mix and continued price discipline will position us to deliver another year of profitable growth,” continued Reddy.  “We expect that our Hazel Park facility will approach $100 million of annualized sales during the fourth quarter 2024, consistent with our prior forecast, while recently adopted MBX-related and commercial pricing initiatives are expected to deliver between $3 to $6 million of incremental Adjusted EBITDA benefit this year, net of inflationary pressures.”

“For the full-year 2024, these actions are expected to result in mid-to-high single digit organic net sales growth, between 40 to 80 basis points of Adjusted EBITDA margin expansion, and significant year-over-year growth in free cash flow generation, putting us on-pace to achieve the 2026 financial targets introduced at our 2023 Investor Day. While our 2024 outlook contemplates a potential softening in macroeconomic conditions, we continue to experience pronounced demand strength across our business which, together with the benefits of our MBX self-help actions, position MEC to deliver above-market growth through the cycle.”

“Looking ahead, our capital allocation strategy will continue to prioritize debt reduction, returns-focused organic growth investments, together with opportunistic open-market purchase of our common equity under our existing share repurchase authorization,” continued Reddy.  “We continue to expect that MEC will achieve our net leverage target of 1.5x to 2.0x by the end of 2024.”

PERFORMANCE SUMMARY

Net sales increased by 15.6% on a year-over-year basis in the fourth quarter 2023, driven in part by the recent acquisition of MSA and increased organic volumes in our construction, military, powersports and other end markets, partially offset by softening demand in our agriculture end markets. Net sales were unfavorably impacted by an estimated $5.0 million primarily in the Company’s commercial vehicle end market related to the UAW strikes during the fourth quarter. Excluding the impact of the MSA acquisition, net sales increased organically by 6.1% year-over-year in the fourth quarter 2023.

Manufacturing margin was $18.2 million in the fourth quarter 2023, or 12.3% of net sales, versus $13.0 million, or 10.1% of net sales, in the prior year period.  The year-over-year increase in manufacturing margin was driven by the increased organic sales volumes, the MSA acquisition and MBX initiatives, partially offset by fixed cost under-absorption associated with new project launches, operations restructuring expense and the impact of the UAW strikes.

Profit sharing, bonus and deferred compensation expense decreased $0.5 million to $3.6 million in the fourth quarter of 2023. Other selling, general and administrative expenses were $7.2 million in the fourth quarter of 2023 as compared to $6.0 million for the same prior year period.  The increase in these expenses during the fourth quarter primarily reflects the increase in legal costs associated with litigation against the former fitness customer.

Interest expense was $3.6 million in the fourth quarter of 2023, as compared to $1.2 million in the prior year period, due to higher interest rates and an increase in borrowings. The increase in borrowings relative to the prior year is due to the acquisition of MSA, which closed on July 1, 2023.

Net income for the fourth quarter of 2023 was $2.2 million, or $0.11 per diluted share, versus $2.4 million, or $0.12 per diluted share, in the prior-year period.

MEC reported Adjusted EBITDA of $17.7 million in the fourth quarter 2023, or 11.9% of net sales, versus $11.6 million, or 9.0% of net sales, in the prior-year period.  Fourth quarter 2023 Adjusted EBITDA reflects $1.3 million of losses associated with the ramp-up of production at the Hazel Park facility as compared to $1.8 million of losses in the prior year period. Fourth quarter 2023 Adjusted EBITDA also reflects an estimated $1.6 million impact from the UAW strikes.

Fourth quarter Adjusted net income was $4.4 million, or $0.21 per diluted share, versus $3.1 million, or $0.15 per diluted share, in the prior year period. The increase in adjusted net income reflects an increase in income from operations, which was partially offset by higher interest expense.

Free cash flow during the fourth quarter 2023 was $19.9 million as compared to ($0.7) million in the prior year period. The increase in free cash flow was primarily attributable to a $7.6 million increase in net cash provided by operating activities and a $13.0 million decrease in capital expenditures associated with the completion of the Hazel Park facility.

END MARKET UPDATE

	Three Months Ended
	December 31,
	2023	2022
Commercial Vehicle	$52,758	$53,283
Construction & Access	25,902	25,476
Powersports	24,552	19,233
Agriculture	14,307	12,423
Military	8,871	7,860
Other	22,191	10,252
Net Sales	$148,582	$128,527

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $52.8 million in the fourth quarter of 2023, a decrease of 1.0% versus the prior-year period. The decrease in sales was primarily the result of the estimated $5.0 million impact related to the UAW strike. Excluding the estimated impact of the UAW strikes, net sales to the commercial vehicle market would have grown 8.4% versus the prior-year period. The increase in net sales when excluding the estimated UAW strike impact was primarily the result of new project start-ups, strong order volumes and the prior-year impact of customer supply chain challenges.

Construction & Access

MEC manufactures components and sub-assemblies for the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $25.9 million in the fourth quarter 2023, an increase of 1.7% versus the prior-year period. The increase in sales was primarily due to increased volumes for construction customers resulting from public infrastructure and non-residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $24.6 million in the fourth quarter of 2023, an increase of 27.7% versus the prior-year period. The increase in sales was the result of higher volumes from new project wins, share gains from both new and existing customers, and the prior-year impact of customer supply chain challenges.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $14.3 million in the fourth quarter of 2023, an increase of 15.2% versus the prior-year period. The increase in sales was mostly driven by market share gains which were slightly offset by demand softness in our legacy business.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $8.9 million in the fourth quarter of 2023, an increase of 12.9% versus the prior-year period. Contributions from new programs, new vehicle introductions and demand associated with the conflict in Ukraine, contributed to the year-over-year sales growth.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to other end markets for the fourth quarter 2023 were $22.2 million, an increase of 116.5% year-over-year. The increase is primarily attributable to MSA-related contributions, which was acquired on July 1, 2023. Legacy net sales to this end market category increased 20.8% year-over-year, primarily due to the launch of new customer projects.

STRATEGIC UPDATE

During the fourth quarter, MEC continued the rigorous implementation of its MEC Business Excellence (MBX) initiative, a value-creation framework designed to drive sustained operational and commercial excellence across all aspects of the organization.  Upon full implementation, MEC expects MBX to drive total net sales of between $750 to $850 million, Adjusted EBITDA margin expansion to between 14% to 16% and free cash flow of between $65 to $75 million by year-end 2026.

●	Drive a High-Performance Culture. The Company is focused on effectuating cultural change across the organization by implementing performance-based metrics, daily lean management and other process-oriented strategies. Through these efforts, the Company is building a high-performance culture capable of driving improved performance, asset utilization and cost optimization. During the fourth quarter, the Company continued the implementation and alignment of processes and best-practices across the enterprise to drive strategic execution. As part of the implementation, the Company has updated its organizational mission statement to align with a culture of standardization and consistency; One MEC. One Mission.
●	Drive Operational Excellence. The Company is focused on leveraging technologies and capabilities to increase productivity and reduce costs across the value chain. The Company intends to achieve this objective through the implementation of lean initiatives such as value stream mapping, sales, inventory, and operations planning (SIOP), and further optimization of its supply chain and procurement strategies. The Company’s operational excellence initiatives also focus on improving fixed cost absorption, labor productivity and inventory efficiency by leveraging its recent investments in advanced manufacturing capabilities and automation. As of the end of the fourth quarter, the Company had held over 125 MBX lean events which contributed to improved margins and inventory utilization. Also during the fourth quarter, the Company restructured its operation teams in an effort to centralize and streamline leadership. MEC continues to estimate that its operational excellence initiatives will generate 180 to 270 bps of Adjusted EBITDA margin improvement by 2026.
●	Drive Commercial Expansion. The Company is focused on driving commercial growth through an integrated, solutions-oriented approach that leverages its full suite of design, prototyping, and aftermarket services; an expansion of its fabrication capabilities beyond steel, with an emphasis on lightweight aluminum, plastics and composites; diversification within high-growth energy transition markets; further market penetration within existing end markets; and the implementation of value-based pricing. In July 2023, the Company closed the acquisition of MSA, which positions MEC to capitalize on revenue synergies within its existing legacy customer base and is now positioned to grow organically by pursuing demand for light-weight aluminum products in high-growth energy transition and fleet electrification applications. During the fourth quarter, MEC continued to expand its pipeline of cross-selling opportunities with existing customer to leverage MSA’s aluminum extrusion capabilities. The Company expects to begin recognizing both revenue and cost synergies from the MSA acquisition beginning in 2024.
●	Drive Human Resource Optimization. The Company remains focused on the recruitment and retention of skilled, experienced employees to support the growth of its business. This component of the MBX value creation framework is designed to provide competitive, performance-based incentives; develop high-potential candidates for internal development and advancement; ensure business continuity through multi-tiered succession planning; and to ensure a stable recruiting pipeline. As part of this effort, the Company began the process of relocating its corporate headquarters to Milwaukee, which was completed during the first quarter of 2024.

BALANCE SHEET UPDATE

As of December 31, 2023, MEC had net debt outstanding of $149.5 million and total cash and availability on its senior secured revolving credit facility of $250.01 million. During the fourth quarter 2023, the Company utilized free cash flow to repay $21.8 million of debt that it incurred in conjunction with the MSA acquisition. At the end of the fourth quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 2.1x.

FINANCIAL GUIDANCE

Today, the Company issued financial guidance for the full year 2024.  All guidance is current as of the time provided and is subject to change.

	FY 2023	FY 2024 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$588.4	$620	$630	$640
Adjusted EBITDA	$66.1	$72	$74	$76
Free Cash Flow	$23.8	$35	$40	$45

The Company’s 2024 guidance reflects the expected softening in end market demand as the result of various macroeconomic factors, which the Company expects will be offset by the continued ramp-up of new project work with both new and existing customers. The Company’s 2024 financial guidance also reflects incremental contribution from the MSA acquisition, including $20 to $30 million of incremental net sales and $4 to $6 million of incremental Adjusted EBITDA.

The Company’s 2024 financial guidance reflects incremental contributions from MBX related initiatives of $3 to $6 million. The impact of these initiatives is net of normal annual cost inflation, representing the Company’s ability to improve efficiency and manage pricing, given higher labor and input costs.

The Company’s 2024 Free Cash Flow guidance reflects improved working capital utilization relative to 2023 and capital expenditures of between $15 and $20 million.

FOURTH QUARTER 2023 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, March 6, 2024 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 431724.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to:

1 This amount is reduced to approximately $102.5 million after taking into account the $147.5 million of outstanding borrowings under the credit facility as of December 31, 2023.

macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as continuing supply chain constraints affecting some of our customers, labor availability and material cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 23 facilities across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before CEO transition costs, stock-based compensation expense, MSA acquisition related costs, loss on debt extinguishment, field replacement claim, Hazel Park transition and legal costs due to the former fitness customer, costs recognized on step-up of MSA acquired inventory, impairment charges on long-lived assets and gain on contracts specifically purchased to meet obligations under the agreement with our former fitness customer and Chief Operating Officer restructuring costs. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$672	$127
Receivables, net of allowances for doubtful accounts of $685 at December 31, 2023 and $545 at December 31, 2022	57,445	58,001
Inventories, net	67,782	71,708
Tooling in progress	5,457	7,938
Prepaid expenses and other current assets	3,267	3,529
Total current assets	134,623	141,303
Property, plant and equipment, net	175,745	145,771
Assets held for sale	—	83
Goodwill	92,650	71,535
Intangible assets, net	58,667	43,809
Operating lease assets	32,233	36,073
Other long-term assets	2,743	2,007
Total assets	$496,661	$440,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$46,526	$53,735
Current portion of operating lease obligation	5,064	4,857
Accrued liabilities:
Salaries, wages, and payroll taxes	6,368	7,288
Profit sharing and bonus	3,107	6,860
Current portion of deferred compensation	289	18,062
Other current liabilities	10,355	11,646
Total current liabilities	71,709	102,448
Bank revolving credit notes	147,493	72,236
Operating lease obligation, less current maturities	28,606	31,891
Deferred compensation, less current portion	3,816	3,132
Deferred income tax liability	12,606	11,818
Other long-term liabilities	2,453	1,189
Total liabilities	$266,683	$222,714
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,853,477 shares issued at December 31, 2023 and 21,645,193 at December 31, 2022	—	—
Additional paid-in-capital	205,373	200,945
Retained earnings	34,118	26,274
Treasury shares at cost, 1,542,893 shares at December 31, 2023 and 1,472,447 at December 31, 2022	(9,513)	(9,352)
Total shareholders’ equity	229,978	217,867
Total	$496,661	$440,581

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$148,582	$128,527	$588,425	$539,392
Cost of sales	130,371	115,542	518,722	478,323
Amortization of intangible assets	2,093	1,738	7,742	6,952
Profit sharing, bonuses, and deferred compensation	3,551	4,076	11,588	7,997
Employee stock ownership plan income	—	(1,668)	—	—
Other selling, general and administrative expenses	7,213	6,038	30,182	24,692
Impairment of long-lived assets and gain on contracts	—	—	—	(4,346)
Income from operations	5,354	2,801	20,191	25,774
Interest expense	(3,559)	(1,217)	(11,092)	(3,380)
Loss on extinguishment of debt	—	—	(216)	—
Income before taxes	1,795	1,584	8,883	22,394
Income tax expense (benefit)	(432)	(797)	1,039	3,667
Net income and comprehensive income	$2,227	$2,381	$7,844	$18,727

Earnings per share:
Basic	$0.11	$0.12	$0.38	$0.92
Diluted	$0.11	$0.12	$0.38	$0.91

Weighted average shares outstanding:
Basic	20,409,942	20,229,811	20,415,157	20,399,737
Diluted	20,673,443	20,552,054	20,698,970	20,682,628

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended
	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,844	$18,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,338	22,359
Amortization	7,742	6,952
Allowance for doubtful accounts	140	(86)
Inventory excess and obsolescence reserve	183	80
Stock-based compensation expense	4,485	3,759
Gain on disposal of property, plant and equipment	(526)	(161)
Impairment of long-lived assets and gain on contracts	—	(4,346)
Deferred compensation	(17,089)	(3,923)
Loss on extinguishment of debt	216	—
Non-cash lease expense	3,840	4,251
Other non-cash adjustments	259	329
Changes in operating assets and liabilities:
Accounts receivable	7,791	(2,498)
Inventories	13,441	(1,631)
Tooling in progress	2,555	(3,988)
Prepaids and other current assets	532	(616)
Accounts payable	(9,438)	9,361
Deferred income taxes	687	4,710
Operating lease obligations	(3,078)	(3,856)
Accrued liabilities	(6,559)	3,003
Net cash provided by operating activities	40,363	52,426
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(16,598)	(58,610)
Proceeds from sale of property, plant and equipment	1,059	7,942
Payment for acquisition, net of cash acquired	(88,593)	—
Net cash used in investing activities	(104,132)	(50,668)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	588,040	437,939
Payments on bank revolving credit notes	(512,783)	(433,312)
Repayments of other long-term debt	(6,673)	(1,107)
Payments of financing costs	(1,205)	—
Purchase of treasury stock	(2,661)	(4,947)
Payments on finance leases	(404)	(322)
Net cash provided by (used in) financing activities	64,314	(1,749)
Net increase in cash and cash equivalents	545	9
Cash and cash equivalents at beginning of period	127	118
Cash and cash equivalents at end of period	$672	$127

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income and comprehensive income	$2,227	$2,381	$7,844	$18,727
Interest expense	3,559	1,217	11,092	3,380
Provision (benefit) for income taxes	(432)	(797)	1,039	3,667
Depreciation and amortization	9,582	7,755	35,080	29,311
EBITDA	14,936	10,556	55,055	55,085
CEO transition costs	—	—	—	1,512
Loss on extinguishment of debt	—	—	216	—
MSA acquisition related costs	12	—	1,411	—
Stock-based compensation expense	730	905	4,485	3,759
Field replacement claim	—	—	490	—
Hazel Park transition and legal costs due to former fitness customer	1,170	91	2,650	4,768
Costs recognized on step-up of MSA acquired inventory	—	—	891	—
Impairment of long-lived assets and gain on contracts	—	—	—	(4,346)
COO restructuring costs	855	—	855	—
Adjusted EBITDA	$17,703	$11,552	$66,053	$60,778
Net sales	$148,582	$128,527	$588,425	$539,392
EBITDA Margin	10.1%	8.2%	9.4%	10.2%
Adjusted EBITDA Margin	11.9%	9.0%	11.2%	11.3%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$2,227	$0.11	$2,381	$0.12	$7,844	$0.38	$18,727	$0.91
CEO transition costs	—	—	—	—	—	—	1,512	0.07
Loss on extinguishment of debt	—	—	—	—	216	0.01	—	—
MSA acquisition related costs	12	0.00	—	—	1,411	0.07	—	—
Stock-based compensation expense	730	0.04	905	0.04	4,485	0.22	3,759	0.18
Field replacement claim	—	—	—	—	490	0.02	—	—
Hazel Park transition and legal costs due to former fitness customer	1,170	0.06	91	0.00	2,650	0.13	4,768	0.23
Costs recognized on step-up of MSA acquired inventory	—	—	—	—	891	0.04	—	—
Impairment of long-lived assets and gain on contracts	—	—	—	—	—	—	(4,346)	(0.21)
COO restructuring costs	855	0.04	—	—	855	0.04	—	—
Tax effect of above adjustments	(555)	(0.03)	(236)	(0.01)	(2,549)	(0.12)	(1,320)	(0.06)
Adjusted net income and comprehensive income	$4,439	$0.21	$3,141	$0.15	$16,293	$0.79	$23,100	$1.12

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$26,667	$19,112	$40,363	$52,426
Less: Capital expenditures	6,784	19,802	16,598	58,610
Free cash flow	$19,883	$(690)	$23,765	$(6,184)